Exhibit 23.6

April 3, 2017

Hutchison China MediTech Limited

Room 2108, 21/F, Hutchison House

10 Harcourt Road

Hong Kong

Dear Sirs,

Re: Consent of People’s Republic of China Counsel

We consent to the reference to our firm under the headings “ENFORCEMENT OF CIVIL LIABILITIES” and “LEGAL MATTERS” in the Form F-3 of Hutchison China MediTech Limited to be filed with the Securities and Exchange Commission in the month of April 2017.

Very truly yours,

/s/ King & Wood Mallesons

King & Wood Mallesons